Exhibit  99.1

En Pointe Technologies, Inc. Announces Financial Results for the Quarter Ended
March 31, 2009

— Second quarter 2009 net income at $0.4 million compared with $3.0 million loss in the March 2008 quarter.
— Second quarter 2009 product gross margin percentage increases to 12.2% from 10.3% in the March 2008 quarter.

Los Angeles, CA – May 14, 2009 - En Pointe Technologies, Inc. (NASDAQ:ENPT):  a leading national provider of business-to-business information technology products, services and solutions, today announced consolidated results for its second quarter ended March 31, 2009.  Total net sales in the second quarter of fiscal 2009 decreased 35% to $45.9 million when compared to the $70.6 million reported for the second quarter of fiscal 2008.  However, $9.3 million of the $24.7 million decline in net sales was attributable to the July 2008 divestiture of the IT services business.  En Pointe’s gross profits decreased by $4.8 million to $6.2 million in the second quarter of fiscal 2009 as compared to $11.0 million reported in the second quarter of fiscal 2008.  The decrease in gross profits was largely attributable to the July 2008 divestiture of the IT services business.

The net income for the March 2009 quarter was $0.4 million, or $0.06 per basic and diluted share, as compared with a net loss of $3.0 million, or a loss of $0.42 per basic and diluted share, in the March 2008 quarter.

Bob Din, CEO of En Pointe said, “Customer demand in the second quarter continued to be very soft driven by the negative economic and credit market conditions, particularly with our large enterprise customers.  We are in a challenging electronics market and continue to trim our operating costs to meet it.  In the March 2009 quarter, operating costs were reduced by $5.6 million as compared to the March 2008 quarter, with the savings coming from the sale of the IT services business in July 2008 as well as other cost saving measures that we put into place during the recent quarter.”

Operating Highlights

The absence of large gross margin service sales resulting from the divesture of the IT services business was the main factor that adversely affected gross profits in the March 2009 quarter, and reduced gross profits by $4.8 million to $6.2 million from the $11.0 million in the March 2008 quarter.  Product gross profits declined $0.8 million which was attributable primarily to the decline in product sales.

Selling and marketing expenses were 51.4% lower in the March 2009 quarter compared with the March 2008 quarter, due to the divesture of the IT services business and its related selling and marketing expenses as well as to other cost saving measures taken during the quarter.  General and administrative expenses also declined 19.0% in the March 2009 quarter compared with the March 2008 quarter.

Net other income increased $2.6 million in the March 2009 quarter to $2.0 million as compared with the $0.6 million of net expense in the March 2008 quarter.  The increase was due primarily to the recognition of the final installment of $2.0 million in sales proceeds from the sale of the IT services business and the absence of the investment losses that occurred in the March 2008 quarter.

Asset Management

At March 31, 2009, the Company had $8.2 million of cash and availability of an additional $18.7 million under the Company’s credit line.  Accounts receivable remained relatively unchanged at $34.1 million at March 31, 2009 as compared to $35.4 million at September 30, 2008.  During such six-month period, long-term debt decreased to $0.4 million from $0.5 million and stockholders’ equity declined $5.6 million to $20.1 million.  The decrease in stockholders’ equity was due principally to a $5.7 million increase in Other Comprehensive Loss for the six month period ended March 31, 2009 as compared to the prior fiscal year period which resulted primarily from valuation adjustments for equity positions held by the Company, chiefly the securities that were a part of the consideration for the 80.5% sale of the IT services business

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. provides the information technology marketplace, including mid-market and enterprise accounts, government agencies, and educational institutions nationwide, with computer hardware, software, and services. En Pointe has the flexibility to customize information technology services to fulfill the unique needs of each of its customers.

En Pointe employs SAP, ClarifyTM, and AccessPointeTM (an e-procurement application), proven and dependable software applications, to support its broad customer base.  Founded in 1993 and headquartered in Los Angeles, En Pointe is well represented in leading national markets throughout the United States.  En Pointe has the experience and the technology to help organizations simplify the management of their information technology infrastructure.

Visit www.enpointe.com to learn more.

Where to Find Additional Information about the Merger

In connection with the proposed merger transaction, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (the “Commission”) on March 27, 2009, as amended.  The definitive proxy statement (when available) will be mailed to the Company’s stockholders.  INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, HOLDING CO., ACQUISITION CO. AND THE PROPOSED MERGER.  The preliminary and definitive proxy statements and other relevant materials (when they become available), and any other documents filed by the Company with the Commission, may be obtained free of charge at the Commission’s web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed by the Company with the Commission by contacting Investor Relations at ir@enpointe.com, via telephone at (310) 337-5212 or via the Company’s website at www.enpointe.com, or by contacting the Company’s proxy solicitor, The Altman Group, Inc., toll-free at 1-800-217-0538.

The Company, its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in favor of the proposed merger.  Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of stockholders generally, is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the Commission, and will be set forth in the definitive proxy statement relating to the merger when it becomes available.

Forward-looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words "estimate," "project," "potential," "intended," "expect," "anticipate," "believe" and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by En Pointe with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to En Pointe's Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as amended, for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management's projections, estimates and expectations include, but are not limited to: changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and availability of adequate financing.  Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as of the date of this press release.  En Pointe undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 337-5212
Fax: (310) 324-3149
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 337-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31,	September 30,
	2009	2008
ASSETS:
Current assets:
Cash	$8,163	$3,691
Restricted cash	10	10
Accounts receivable, net	34,115	35,448
Due from affiliate	--	3,586
Inventories, net	7,462	5,858
Prepaid expenses and other current assets	1,214	1,294
Total current assets	50,964	49,887

Property and equipment, net of accumulated
depreciation and amortization	4,113	4,202

Other assets	12,640	13,709
Total assets	$67,717	$67,798

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable, trade	$19,295	$15,817
Borrowings under line of credit	8,653	7,840
Accrued liabilities	11,070	11,528
Accrued taxes and other liabilities	6,335	4,522
Total current liabilities	45,353	39,707
Long term liabilities	377	475
Total liabilities	45,730	40,182

Non-controlling interest	1,934	1,962

Total stockholders' equity	20,053	25,654
Total liabilities and stockholders' equity	$67,717	$67,798

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
and Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	March 31,		March 31,
	2009	2008	2009	2008
Net sales:
Product	$43,093	$58,480	$95,486	$132,628
Service	2,845	12,087	5,339	24,821
Total net sales	45,938	70,567	100,825	157,449
Cost of sales:
Product	37,834	52,446	84,187	120,368
Service	1,954	7,136	3,661	14,202
Total cost of sales	39,788	59,582	87,848	134,570
Gross profit:
Product	5,259	6,034	11,299	12,260
Service	891	4,951	1,678	10,619
Total gross profit	6,150	10,985	12,977	22,879

Selling and marketing expenses	4,638	9,539	9,568	18,367
General and administrative expenses	3,151	3,891	5,519	6,967
Operating loss	(1,639)	(2,445)	(2,110)	(2,455)

Interest (expense) income, net	(5)	(25)	15	41
Other income (expense), net	1,975	(567)	1,946	(506)
Income (loss) before income taxes and minority interest	331	(3,037)	(149)	(2,920)
(Benefit) provision for income taxes	(18)	(6)	(44)	25
Income (loss) before other items	349	(3,031)	(105)	(2,945)
Allocated income from equity investment	58		101
Allocated loss (income) to non-controlling interest	9	10	28	(33)
Net income (loss)	416	(3,021)	24	(2,978)
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustment	(50)	(51)	(40)	(76)
Valuation adjustment for equity positions	(1,877)		(5,616)
Comprehensive loss	$(1,511)	$(3,072)	$(5,632)	$(3,054)

Net income (loss) per share:
Basic	$0.06	$(0.42)	$0.00	$(0.42)
Diluted	$0.06	$(0.42)	$0.00	$(0.42)

Weighted average shares outstanding:
Basic	7,182	7,158	7,182	7,158
Diluted	7,182	7,158	7,182	7,158